EXHIBIT 4.02

DATED                                August 24, 2007

IGOR KOLOMOISKY

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

SUBSCRIPTION AGREEMENT

1

Schedules

Schedule 1 – Closing Notice

Schedule 2 – Kolomoisky Closing Certificate

Schedule 3 – Anti-Money Laundering Identification Verification

Schedule 4 – Registration Rights Agreement

Schedule 5 – Resignation Letter

1

THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made this 24th day of August 2007 by and among:

(1)	Igor Kolomoisky, a citizen of Israel residing at St. Galey Thelet 48, Herzeliya, Israel, 46640, passport No. 10905729, issued on October 2, 2005 ("Kolomoisky"); and

(2)
Central European Media Enterprises Ltd., a company organized under the laws of Bermuda with its registered address at Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda ("CME Ltd." and, together with Kolomoisky hereinafter referred to collectively as the "Parties" and individually as a "Party").

WHEREAS, subject to and on the terms of this Agreement, CME Ltd. has agreed to issue shares to Kolomoisky, and Kolomoisky has agreed to subscribe to and pay for such shares.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, and unless the context requires otherwise, the following terms shall have the meanings given to them below.

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and in respect of Kolomoisky, also means another Person acting at the direction of Kolomoisky.  As used in this definition, "control" means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family or other relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement or on other grounds, and "controlling" and "controlled" have the correlative meanings proceeding from this term.

"Board of Directors" means the board of directors of CME Ltd.

"Business Day" means a day, not being a Saturday or Sunday, when banks are open in London (England) and New York (United States) for commercial business.

"Bye-laws" means the bye-laws of CME Ltd.

"Closing" means the closing of the subscription for the Shares contemplated hereby as provided in Clause 3.

"Closing Date" means the date on which the Closing is completed, including delivery of all the documents and the taking of all the actions required to be delivered and taken at the Closing.

"Conditions Precedent" means the conditions to Closing set forth in Clause 9.

"Consent" means any consent, approval, authorization, waiver, permit, grant, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Governmental Authority or other Person.

"Contract" means any written or oral contract, indenture, note, bond, loan, instrument, lease, commitment, trust, guarantee, concession or other agreement, in each case, as amended, supplemented, waived or otherwise modified.

"Encumbrance" means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Governmental Approvals" means any Orders or Permits issued by, or declarations or filings with, or notifications to, or waivers from, any Governmental Authority.

"Governmental Authority" means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including any government authority, ministry, agency, department, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law.

"Law" means all applicable (i) provisions of all constitutions, treaties, statutes, laws, customs, codes, rules, regulations, ordinances, orders and official opinions and interpretations of any Governmental Authority having the force of law, (ii) approvals of any Governmental Authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction under any shareholder or similar agreement or encumbrance.

"NASDAQ Marketplace Rules" means the rules concerning NASDAQ-listed companies promulgated by the Nasdaq Stock Market, Inc. from time to time and published in the NASDAQ Manual Online located at www.nasdaq.com.

"Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Permit" means any approval, authorization, concession, consent, license, permit or certificate.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

"Registration Rights Agreement" means the Registration Rights Agreement entered into between Kolomoisky and CME Ltd. on or prior to the Closing Date in the form attached hereto as Schedule 4.

"Representatives" means, with respect to any Person, the Affiliates, directors, officers, employees, agents, partners and advisors (including financial advisors) of such Person.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Shares" has the meaning given to it in Clause 2.

"Tax" or "Taxes" means all federal, state, national, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental, customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, in any applicable jurisdiction, in each case whether such Tax arises by Law, Contract or otherwise.

"Taxing Authority" means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

1.2	Interpretation and Rules of Construction

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)	when a reference is made in this Agreement to a Clause or Schedule, such reference is to a Clause of, or Schedule to, this Agreement, unless otherwise indicated;

(b)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words "include," "includes," or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d)	a reference to "United States Dollars", or "US$" means the lawful currency of the United States of America;

(e)	the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)
references in the singular shall include references in the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include any other Persons;

(h)	references to a Person are also to its successors and permitted assigns;

(i)	references to this Agreement and/or any other agreement are deemed to be references to such agreement, as amended, modified or supplemented from time to time; and

(j)	the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

2.           PURCHASE AND SALE OF SHARES

Subject to the terms and conditions of this Agreement, CME Ltd. shall issue and deliver to Kolomoisky (and only to Kolomoisky), and Kolomoisky shall subscribe for and acquire from CME Ltd., 1,275,227 (one million two hundred seventy-five thousand two hundred twenty-seven) shares of Class A Common Stock, par value US$0.08 per share, of CME Ltd. (the "Shares") in consideration of US$110,000,000 (one hundred ten million United States Dollars) (the "Subscription Consideration").

3.           CLOSING

3.1	Time and Place of Closing

The Closing shall take place on the fifth Business Day after the date on which CME Ltd. receives from Kolomoisky written notice that the Conditions Precedent are satisfied and that he is ready to proceed with the Closing (in the form attached hereto as Schedule 1, the "Closing Notice"), provided that on such date the Conditions Precedent have been and remain satisfied or waived in accordance with Clause 9.  The Closing shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022.

3.2	Payment of the Subscription Consideration

At the Closing, Kolomoisky shall pay the Subscription Consideration to CME Ltd. by wire transfer in immediately available funds, from an account in his name at the Cyprus branch of Privatbank IBU, to the account designated in writing by CME Ltd. at least three Business Days prior to the Closing.

3.3	Documents to Be Delivered by Kolomoisky at the Closing

At the Closing, Kolomoisky shall deliver, or cause to be delivered, to CME Ltd. the following:

(a)	a certificate signed by Kolomoisky certifying that Kolomoisky's representations and warranties set forth in Clause 4 remain true and correct as of the Closing Date;

(b)	any information requested pursuant to Clause 6.4 and not previously provided to CME Ltd.;

(c)	a copy of the Registration Rights Agreement executed by Kolomoisky; and

(d)	an undated resignation letter in the form of Schedule 5 executed by Kolomoisky.

3.4	Documents to Be Delivered by CME Ltd. at the Closing

Upon receipt of the Subscription Consideration at the Closing, CME Ltd. shall:

(a)	allot and issue the Shares and shall make the appropriate entries in the statutory books of CME Ltd. in respect of that allotment, and

(b)	deliver, or cause to be delivered, to Kolomoisky:

(i)	a certificate of a duly authorized representative of CME Ltd. certifying that CME Ltd.'s representations and warranties set forth in Clause 5 remain true and correct as of the Closing Date;

(ii)	a stock certificate in respect of the Shares with the legend specified in Clause 6.2; and

(iii)	a copy of the Registration Rights Agreement executed by it.

4.           REPRESENTATIONS AND WARRANTIES OF KOLOMOISKY

Kolomoisky hereby represents and warrants to CME Ltd., as of the date hereof and as of the Closing Date (except where a representation or warranty is made as of a specified date, in which case Kolomoisky makes such representation and warranty to CME Ltd. as of such date), as follows:

4.1	Authorization

Kolomoisky has full legal and dispositive capacity to enter into, deliver, and perform his obligations under, this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Kolomoisky, and, assuming due authorization, execution and delivery by CME Ltd., constitutes legal, valid and binding obligations of Kolomoisky, enforceable against Kolomoisky in accordance with its terms.

4.2	Accredited Investor

Kolomoisky is: (i) able, by reason of business and financial experience, to protect his own interests in connection with the transactions contemplated by this Agreement; (ii) able to afford the entire loss of his investment in the Shares; (iii) an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act; and (iv) not a broker-dealer or an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

4.3	Accuracy of Representations and Warranties

Kolomoisky understands that the Shares are being offered and sold to him in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that CME Ltd. is relying upon the truth and accuracy of Kolomoisky's representations and warranties contained herein and Kolomoisky's compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Kolomoisky to acquire the Shares in accordance with the terms and provisions of this Agreement.

4.4	Financial Information

Kolomoisky: (i) has had the opportunity to review information concerning the business of CME Ltd., including without limitation, CME Ltd.'s Annual Report on Form 10-K for the period ended December 31, 2006 and Report on Forms 10-Q for the periods ended March 31, 2007 and June 30, 2007 and (ii) has had access to the management of CME Ltd. and has had the opportunity to ask questions of the management of CME Ltd.

4.5	No Public Distribution

Kolomoisky is acquiring the Shares for his own account, for investment purposes only, and not with a present view towards the public sale or distribution thereof, except pursuant to a sale or sales that are registered under the Securities Act or exempt from such registration.

4.6	Subsequent Offers and Sales

Kolomoisky will not, directly or indirectly, sell or otherwise transfer, pledge or assign all or any part of such Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such Shares) except in accordance with the provisions of Clause 6.1.  Kolomoisky understands that he must bear the economic risk of his investment in the CME Shares for an indefinite period of time because, among other reasons, the offering and sale of the Shares have not been registered under the Securities Act and, therefore, the Shares cannot be sold other than in accordance with Clause 6.1.  Kolomoisky also understands that transfers of the Shares are further restricted by the provisions of U.S. securities laws.

4.7	No Violation; Consents

(a)
The execution, delivery and performance by Kolomoisky of this Agreement and the Registration Rights Agreement do not and will not conflict with, require the consent of a third-party under, violate, result in the breach of, constitute a default under (with or without the giving of notice or the lapse of time or both), or give rise to any right of acceleration, cancellation, termination or amendment of, or restriction on, any right or obligation of Kolomoisky under (i) any applicable Law, (ii) any Contract to which he is a party or bound, (iii) any Order of any Governmental Authority to which he is bound or subject, or result in the imposition or creation of any Lien upon any of the Shares.

(b)
No Governmental Approvals or other Consents are required to be obtained on the part of Kolomoisky in connection with the execution and delivery of this Agreement or the Registration Rights Agreement, or the compliance or performance by Kolomoisky with or of any provision contained herein or therein.

4.8	No General Solicitation

Kolomoisky has not learned of the investment in the Shares as a result of any public advertising or general solicitation.

4.9	Residency

Kolomoisky is resident at St. Galey Thelet 48, Herzeliya, Israel, 46640.

4.10	Brokers

Kolomoisky has not employed, engaged or retained, or otherwise incurred any liability to, any person as a broker, finder, agent or other intermediary in connection with the transactions contemplated herein.  All negotiations relating to this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Kolomoisky or any of his Affiliates in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against CME Ltd. or its Affiliates for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to any such Person upon consummation of the transactions contemplated hereby or thereby.

4.11	Compliance with Anti-Money Laundering Regulations, etc.

None of the cash or property that Kolomoisky has paid, will pay, or will contribute to CME Ltd. has been, or shall be, derived from, or related to, any activity that is deemed criminal under U.K. law, U.S. law, Bermuda law or the law of the jurisdiction in which such activity takes place.  No contribution or payment by Kolomoisky to CME Ltd., to the extent that such contributions or payments are within Kolomoisky's control, shall cause CME Ltd. to be in violation of any of the Anti-Money Laundering Laws (as defined below) or the anti-money laundering laws, rules or regulations of any other applicable jurisdiction.

4.12	CME Ltd. Policies

Kolomoisky has read, understands and agrees to comply with the Bye-laws, the Code of Conduct and Ethics, and the other policies and regulations of CME Ltd. and its Affiliates.

4.13	Current Share Ownership

As of the date of this Agreement, Kolomoisky, together with his Affiliates, holds exactly 345,310 shares of Class A Common Stock of CME Ltd.

5.	REPRESENTATIONS AND WARRANTIES OF CME LTD.

CME Ltd. hereby represents and warrants to Kolomoisky, as of the date hereof and as of the Closing Date (except where a representation or warranty is made as of a specified date, in which case CME Ltd. makes such representation and warranty to Kolomoisky as of such date), as follows:

5.1	Organization and Good Standing

CME Ltd. is a company duly formed, validly existing and in good standing under the laws of the Bermuda.

5.2	Authorization

CME Ltd. has the requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by CME Ltd. of this Agreement and the Registration Rights Agreement and the consummation by CME Ltd. of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of CME Ltd.  This Agreement has been and, as of the Closing Date, the Registration Rights Agreement will have been duly executed and delivered by CME Ltd. and, assuming due authorization, execution and delivery by Kolomoisky, constitute upon execution and delivery by CME Ltd. on the Closing Date legal, valid and binding obligations of CME Ltd., enforceable against CME Ltd. in accordance with their respective terms.

5.3	No Violation; Consents

(a)
The execution, delivery and performance by CME Ltd. of this Agreement and the Registration Rights Agreement do not and will not conflict with, require the consent of a third-party under, violate, result in the breach of, constitute a default under (with or without the giving of notice or the lapse of time or both), or give rise to any right of acceleration, cancellation, termination or amendment of, or restriction on, any right or obligation of CME Ltd. under (i) any provision of any organizational document of CME Ltd., (ii) any material agreement or other instrument to which CME Ltd. is a party or bound, (iii) any Order of any Governmental Authority to which CME Ltd. is bound or subject, or (iv) any applicable Law.

(b)
No Governmental Approvals or other Consents are required to be obtained on the part of CME Ltd. in connection with the execution and delivery of this Agreement or the Registration Rights Agreement, or the compliance or performance by CME Ltd. with any provision contained in this Agreement or the Registration Rights Agreement.

5.4	Issuance of the Shares

The Shares are or shall on the Closing Date be duly authorized, validly issued and fully paid and nonassessable.  On the Closing Date, Kolomoisky will acquire good and valid title to the Shares, free and clear of any Liens or Encumbrances.

5.5	Limitations on Representations and Warranties

EXCEPT AS SET FORTH IN THIS CLAUSE 5 OR AS MAY BE EXPRESSLY SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT, (A) NONE OF CME LTD., ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO KOLOMOISKY, HIS AFFILIATES, HIS REPRESENTATIVES OR ANY OTHER PERSON, IN RESPECT OF CME LTD. OR ITS AFFILIATES OR THE SHARES AND (B) CME LTD. HEREBY EXPRESSLY DISCLAIMS ALL LIABILITIES AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY NOT INCLUDED IN THIS CLAUSE 5 OR SPECIFICALLY SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT, AS WELL AS FOR ANY STATEMENT OR INFORMATION THAT WAS MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO KOLOMOISKY OR ANY OF HIS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO KOLOMOISKY BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF CME LTD. OR AN AFFILIATE THEREOF), AND NONE OF CME LTD., ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION IN CONNECTION THEREWITH.

6.	CERTAIN COVENANTS AND ACKNOWLEDGEMENTS

6.1	Transfer Restrictions

Kolomoisky acknowledges that none of the Shares has been, is being or, except as provided in the Registration Rights Agreement, will be registered under the Securities Act.  Kolomoisky agrees that for a period of twenty-four (24) months from the Closing Date such Shares may not be offered for sale in any form or sold, transferred or assigned, but may be pledged and thereafter may be offered, sold, pledged, transferred or assigned only (i) in the United States through the Nasdaq Global Select Market pursuant to the Registration Rights Agreement or an available exemption from registration under the Securities Act (except that, in the event that Kolomoisky has the right to attend meetings of the Board of Directors of CME Ltd. as an observer, any offers, sales, transfers or assignments of Shares made pursuant to an available exemption from registration under the Securities Act while Kolomoisky has such observer rights must be made in accordance with the volume limitations set out in Rule 144(e)(1) under the Securities Act) and (ii) outside the United States pursuant to an available exemption from registration under the Securities Act and otherwise in compliance with applicable securities laws.  Notwithstanding the foregoing, no sale, transfer, pledge or assignment of Shares by Kolomoisky to an Affiliate shall be made without the prior written consent of CME Ltd., such consent not to be unreasonably withheld, and unless such Affiliate agrees to be bound by the terms hereof.  The provisions of Clauses 6.1 and 6.2, together with the rights and obligations of Kolomoisky under this Agreement and the Registration Rights Agreement, shall be binding upon any subsequent transferees of the Shares not previously registered under the Securities Act or sold in accordance with this Clause 6.1.

6.2	Restrictive Legend

Kolomoisky acknowledges and agrees that, until such time as the Shares shall have been registered under the Securities Act in accordance with the terms of the Registration Rights Agreement or sold in accordance with Clause 6.1, the Shares shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR, IF PERMITTED UNDER THE TERMS OF THE SUBSCRIPTION AGREEMENT DATED AS OF AUGUST 24, 2007, PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. OR OTHERWISE AS PERMITTED BY LAW.

The legend set forth above shall be removed and CME Ltd. shall issue a certificate without such legend to the holder of any Share upon which it is stamped, if such Share is registered for sale under an effective registration statement filed under the Securities Act pursuant to the Registration Rights Agreement or if such Shares are proposed to be sold pursuant to an exemption from registration as provided in this Agreement and CME Ltd. receives an opinion of counsel reasonably satisfactory to it with respect to compliance with such exemption.  Kolomoisky agrees to sell all Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

6.3	Reporting Status; Eligibility to Use Form S-3

CME Ltd.'s shares of Class A Common Stock are registered under Section 12(b) of the Exchange Act.  So long as Kolomoisky beneficially owns any of the Shares, CME Ltd. shall file all reports required to be filed with the SEC pursuant to the Exchange Act, and CME Ltd. shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  CME Ltd. currently meets, and will take commercially reasonable steps to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3 applicable to both "primary" and "resale" registrations on Form S-3 during the Registration Period (as defined in the Registration Rights Agreement).

6.4	Compliance with Anti-Money Laundering Regulations, etc.

(a)
Kolomoisky acknowledges that, pursuant to anti-money laundering laws and regulations within the relevant jurisdictions, CME Ltd. may be required to collect further documentation verifying Kolomoisky's identity and the source of funds used to purchase the Shares before, and from time to time after, acceptance by CME Ltd. of this Agreement.  To comply with applicable anti-money laundering laws and regulations, all payments and contributions by Kolomoisky to CME Ltd. and all payments and distributions to Kolomoisky from CME Ltd. will only be made in Kolomoisky's name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is registered in Bermuda or that is regulated in and either based or incorporated in or formed under the laws of the United States or another "Approved Country" and that is not a "foreign shell bank" within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(b)
Kolomoisky also acknowledges that (i) CME Ltd. may be required to comply with all applicable anti-money laundering laws, including the U.K. Proceeds of Crime Act 2003, Terrorism Act 2000 and Money Laundering Regulations 2003 and (ii) CME Ltd. may be required to comply with the anti-money laundering rules of the SEC, the NASDAQ and/or the Prague Stock Exchange (the legislation and rules referred to in (a) and (b) being collectively referred to as the "Anti-Money Laundering Laws").

(c)
Kolomoisky agrees to provide CME Ltd. at any time while Kolomoisky or any of his Affiliates holds any of the Shares with such information as CME Ltd. determines to be necessary or appropriate to comply with the anti-money laundering laws, rules and regulations of any applicable jurisdiction (including the Anti-Money Laundering Laws), and such information as set out in Schedule 3 to this Agreement, to respond to requests for information concerning the identity of CME Ltd.'s shareholders from any Governmental Authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.  In addition, neither Kolomoisky nor any of his Affiliates is a Person identified as a terrorist organization on any relevant lists maintained by an Governmental Authority.

(d)
If at any time while Kolomoisky or any of his Affiliates holds any of the Shares, the representations and warranties set forth in Clause 4.11 shall cease to be true, Kolomoisky shall promptly so notify CME Ltd. in writing.

7.	APPOINTMENT TO THE BOARD OF DIRECTORS

7.1	Appointment as a Director

(a)	Kolomoisky acknowledges that the Board of Directors of CME Ltd. has appointed Mr. Kolomoisky to the Board of Directors and such appointment shall be effective on the Closing Date.

(b)
Kolomoisky acknowledges that in the event he does not qualify as an independent director under the NASDAQ Marketplace Rules, such appointment may be deferred until such time as CME Ltd. is in compliance with the NASDAQ Marketplace Rules.  In the event an additional independent director is required at the time Kolomoisky is to be appointed to the Board of Directors, CME Ltd. agrees that it shall use commercially reasonable efforts to identify and appoint a suitably qualified independent director.

7.2	Observer Rights

If Kolomoisky is not appointed to the Board of Directors on the Closing Date or if he thereafter has resigned from the Board of Directors, the Board of Directors, acting on behalf of CME Ltd., shall procure that, subject to Clause 7.3, Kolomoisky shall have the right to attend any or all meetings of the Board of Directors as an observer (except where such attendance is not allowed by law or not recommended on the advice of counsel to CME Ltd.); provided that Kolomoisky's right to attend the meetings of the Board of Directors as an observer shall terminate upon his right to appointment as a director being terminated pursuant to Clause 7.3.  While acting as an observer, Kolomoisky shall be treated as a fiduciary of CME Ltd. to the same extent as if he were serving as a director.

7.3	Termination of Directorship or Observer Rights

Kolomoisky's appointment or right to appointment to the Board of Directors of CME Ltd., or his right to attend meetings of the Board of Directors of CME Ltd. as an observer, as applicable, shall terminate on the earlier of:

(a)
the date on which the number of Shares issued to Kolomoisky hereunder that are held by him or an Affiliate who obtained such Shares in accordance with Clause 6.1 is less than 2.0% of the total issued and outstanding shares of Class A Common Stock and Class B Common Stock of CME Ltd.; and

(b)
the date on which Kolomoisky is disqualified to serve as a director pursuant to the Bye-laws of CME Ltd. or any applicable law,unless the Board of Directors of CME Ltd. (excluding the vote of Kolomoisky, if applicable) elects to extend such right to appointment or right to attend meetings as an observer for a longer period of time.  Following a termination event pursuant to this Clause 7.3, Kolomoisky hereby authorizes CME Ltd. to date and deliver the resignation letter provided pursuant to Clause 3.3(d).

7.4	Compliance with Law and Obligations

(a)
Kolomoisky acknowledges that the obligations of CME Ltd. under this Clause 7 are subject to requirements of law and the Bye-laws, the Code of Conduct and Ethics, and the other policies and regulations of CME Ltd. and its Affiliates.

(b)
Nothing in this Agreement is intended, and this Agreement shall not have the effect, to excuse Kolomoisky from the performance of his fiduciary duties and other obligations as a member of the Board of Directors or an observer at its meetings or complying with applicable law or the Bye-laws, the Code of Conduct and Ethics, and the other policies and regulations of CME Ltd. and its Affiliates; and Kolomoisky shall not, whether pursuant to this Agreement or otherwise, represent or purport to represent CME Ltd. or its Affiliates without the express authorization of the Board of Directors.

(c)
Nothing in this Agreement is intended, and this Agreement shall not have the effect, to limit the ability of the Board of Directors to take any action that it believes to be in the best interests of CME Ltd. or otherwise required in the performance of the fiduciary duties and other obligations of its members; and nothing in this Agreement shall restrict the rights of CME Ltd.'s shareholders to remove and elect directors in accordance with applicable law and the Bye-laws of CME Ltd.

8.	ADDITIONAL AGREEMENTS

8.1	Further Assurances

The Parties agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by any Party to carry out the purposes and intents hereof.  The provisions of this Clause 8.1 shall survive the Closing.

8.2	Notifications

Until the earlier of the Termination Date and the Closing, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or non-occurrence of any event of which it is aware that will or is reasonably likely to result in any of the Conditions Precedent becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Clause 8.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

9.	CONDITIONS PRECEDENT TO CLOSING

The obligations of CME Ltd. to issue the Shares and consummate the transactions contemplated by this Agreement shall be subject to the fulfilment (or written waiver by CME Ltd.), at or prior to the Closing, of each of the following conditions:

(a)
Kolomoisky and his Affiliates shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by such Person on or prior to the Closing Date pursuant to this Agreement, to be confirmed by a closing certificate executed and delivered by Kolomoisky on the Closing Date in the form attached hereto as Schedule 2;

(b)
all of the representations and warranties of Kolomoisky contained herein and in the Registration Rights Agreement shall have been true and correct in all material respects when given and shall remain true and correct in all material respects on and as of the Closing Date, to be confirmed by a closing certificate executed and delivered by Kolomoisky on the Closing Date in the form attached hereto as Schedule 2;

(c)	any and all information requested pursuant to Clause 6.4 shall have been provided to CME Ltd.; and

(d)
Consummation of the transactions contemplated hereby and by the Registration Rights Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any Order; and no such Law or Order that would have such an effect shall have been threatened promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement.

10.	TERMINATION

10.1	Termination of Agreement

This Agreement shall be terminated as follows (each such date, as applicable, the "Termination Date"):

(a)	This Agreement may be terminated at any time prior to the Closing Date by the written consent of both Parties.

(b)	This Agreement may also be terminated by any Party at any time after September 30, 2007 if the Closing has not occurred by such date.

10.2	Survival

Any termination or expiry of this Agreement shall be without prejudice to any rights accruing prior to such termination.  Clauses 1, 10, 12, 13, 14 and 15 shall survive termination of this Agreement.

11.	INDEMNIFICATION

11.1	Indemnification

(a)
Kolomoisky covenants and agrees to defend, indemnify and hold harmless each of CME Ltd., its Affiliates and their respective officers, directors, employees, agents, advisers, representatives and successors and assigns from and against any and all liabilities, obligations, losses, fines, costs, expenses, claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, deficiencies or damages (whether absolute, accrued, conditional or otherwise, and whether or not resulting from third-party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under the Registration Rights Agreement (collectively, "Losses"), resulting from or arising out of:  (i) any inaccuracy of any representation or warranty when made or deemed made by Kolomoisky herein; or (ii) any failure by Kolomoisky to perform any covenant or agreement hereunder or to fulfil any other obligation in respect hereof.

(b)
CME Ltd. covenants and agrees to defend, indemnify and hold harmless each of Kolomoisky, his Affiliates and their respective officers, directors, employees, agents, advisers, representatives, successors and assigns from and against any and all Losses resulting from or arising out of (i) any inaccuracy of any representation or warranty when made or deemed made by CME Ltd. herein; or (ii) any failure by CME Ltd. to perform any covenant or agreement hereunder or to fulfil any other obligation in respect hereof.

(c)
For all purposes of this Clause 11, "Losses" shall be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(d)
Notwithstanding any provisions hereof to the contrary, CME Ltd. and its Affiliates shall not be liable for any Losses resulting from or arising out of Kolomoisky's disqualification or removal from the Board of Directors made in accordance with Clause 7.3 or Clause 7.4(c) hereof.

11.2	Indemnification Procedures

In the case of any claim asserted by a third-party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

12.	CONFIDENTIALITY

12.1	Obligation

The Parties acknowledge and agree that they (whether acting by themselves or through their respective legal advisers, directors, officers, servants or agents or any of them or through any company or howsoever) shall keep confidential and shall not provide a copy of this Agreement or disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated and/or publicized, any of the terms and conditions of this Agreement, and/or the existence of any and all of the circumstances leading to this Agreement (save for the fact that Kolomoisky has obtained Shares and has been appointed to the Board of Directors), to any individual and/or entity not a Party to this Agreement (other than Boris Fuchsmann and Aleksandr Rodnyansky), except to the extent described below:

(a)	in response to an order of a court of competent jurisdiction, or in response to an appropriate subpoena or discovery request issued in the course of litigation;

(b)	in response to an inquiry or order issued by a Governmental Authority or supra-governmental agency of competent jurisdiction;

(c)	to the extent necessary to report income to appropriate taxing authorities and/or to contest the imposition of any tax by appropriate taxing authorities;

(d)
to such Parties' respective accountants and legal advisers and to any broker or insurer or relevant reinsurer or retrocessionaire in all cases (other than disclosure to legal advisers) as may be required by contract and/or by Law;

(e)	in connection with any litigation or arbitration proceedings between the Parties relating to this Agreement or the Registration Rights Agreement; and

(f)	to the extent required or (on advice of counsel) appropriate in order to comply with applicable Law or stock exchange rules.

In the event disclosure is necessary pursuant to any of the clauses above, the disclosing Party shall (to the extent permitted by applicable Law) apprise the third party to whom such disclosure is made of the confidential nature of the information and said disclosing Party shall use its reasonable and good faith efforts to secure the confidentiality of the information provided to any third party.

12.2	Public Domain

The requirements of Clause 12.1 shall not apply to any information or data to the extent such information has already entered the public domain (provided always that it has not entered the public domain by reason of the disclosing party's breach of this Agreement).

12.3	Public Announcements

Prior to the Closing Date, neither Party nor any of their respective Affiliates or Representatives shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, unless such disclosure is required by applicable Law or by any obligation pursuant to the requirements of any national securities exchange or association.

13.	ASSIGNMENT

Except as expressly provided herein, none of the rights of the Parties under this Agreement may be assigned or transferred without the prior written consent of the other Parties.

14.	MISCELLANEOUS

14.1	Expenses

Except as otherwise set forth in this Agreement or as provided in the Registration Rights Agreement, each of CME Ltd. and Kolomoisky shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding anything to the contrary contained herein, all stamp, documentary or similar transfer Taxes or fees imposed by any Taxing Authority in respect of the issuance or sale of the Shares shall be borne one hundred percent (100%) by Kolomoisky.

14.2	Modification; Waiver; Severability

Except as specifically provided herein, this Agreement may be modified only by a written instrument executed by the Parties.  If any provision of this Agreement is held to be unenforceable for any reason, the Parties shall, acting in good faith and using best endeavours, seek to agree adjustments to such provision, so that such provision is not avoided and in order to achieve the intent of the Parties to this Agreement to the extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

14.3	Third Party Rights

The Parties agree that for the purposes of the Contracts (Rights of Third Parties) Act 1999 Act, nothing in this Agreement confers or purports to confer any right to enforce any of its terms on any person who is not a party to it.

14.4	Entire Agreement

This Agreement together with the Registration Rights Agreement and the documents herein and therein referred to constitute the entire agreement among the Parties with respect to the subject matter hereof and the entire agreement relating to Kolomoisky's subscription for Shares and participation as a member of or observer to the Board of Directors, provided that this Clause 14.4 shall in no event have the effect to exclude liability for fraud.

14.5	Preparation

Each Party acknowledges and confirms that the preparation of this Agreement has been a joint effort of all Parties and counsel for all Parties and that it shall not be construed for or against any individual Party on the basis solely that this Agreement or any part thereof was drafted by or on behalf of that Party.

14.6	Specific Performance

Each of the Parties acknowledges and agrees that a breach by any Party of any of the terms of this Agreement is likely to result in irreparable and continuing damage to the other Party for which there may or will be no adequate remedy at law, and that in the event of such breach, the non-breaching Party shall be entitled to apply for injunctive relief and/or a decree for specific performance and such other and further relief as may be appropriate.

14.7	Notices

All notices and other communications made in connection with this Agreement shall be in writing.  Any notice or other communication in connection herewith shall be deemed duly delivered and given to any Party one Business Day after it is sent by fax, confirmed by letter sent by a reputable express courier service, in each case, to the regular mail addresses and fax numbers set forth below or to such other regular mail address and/or fax number as may be specified in writing to the other Parties:

if to CME Ltd.:
CME  Ltd.
c/o CME Development Corporation
81 Aldwych
London WC2B 4HN
United Kingdom
Attn: General Counsel

Tel.: + 44 207 430 5430
Fax: + 44 207 430 5403

if to Kolomoisky:

Igor Kolomoisky
42b Naberezhnaya Pobedy Str.
Dnepropetrovsk
Ukraine
Tel./Fax: + 380 562 390812

Any Party may give any notice or other communication in connection herewith using any other means (including personal delivery, messenger service, facsimile, telex or regular mail), but no such notice or other communication shall be deemed to have been duly delivered and given unless and until it is actually received by the individual for whom it is intended.

14.8	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement.

15.	GOVERNING LAW AND ARBITRATION

15.1	Governing Law

This Agreement is governed by and shall be construed in accordance with English law.

15.2	Arbitration

(a)
General.  Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, breach, performance or termination, shall be finally resolved by arbitration in accordance with the then existing Rules of Arbitration of the London Court of International Arbitration (the "LCIA Rules"), which are deemed to be incorporated by reference into this Clause 15.2, except to the extent modified hereby.  The tribunal shall consist of one arbitrator, who shall be either a retired judge, Queen's Counsel or a partner of a major international law firm.  Subject to the provisions of Clause 15.2(b), the Parties agree to seek to reach agreement on the identity of the sole arbitrator within 10 days after the initiation of arbitration.  If the Parties are unable to reach agreement on the sole arbitrator within that 10-day period, then the appointment of the sole arbitrator shall be made by the LCIA Court.  In a multi-party dispute the tribunal shall be appointed by the LCIA Court, unless the parties to such arbitration agree in writing that, for the purposes of Article 8.1 of the LCIA Rules, the disputant parties represent two separate sides for the formation of the tribunal as claimant and respondent respectively.  Any party to a dispute shall have the right to apply to any court of competent jurisdiction for interim relief necessary to preserve the party's rights, including pre-arbitration attachments or injunctions, until the tribunal is appointed, after which the tribunal shall have exclusive jurisdiction to consider applications for interim relief.

(b)
Seat and Language.  The seat of the arbitration shall be London, England.  The language of the arbitration shall be English except that any party to the arbitration may submit testimony or documentary evidence in Ukrainian or Russian and shall, at the request of any other party to the arbitration, furnish a translation or interpretation of any such evidence into English.

(c)
Related Disputes.  If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or the Registration Rights Agreement (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Disputes shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes (i.e., an Existing Dispute and a Related Dispute), the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

EXECUTED AND DELIVERED AS A DEED by IGOR KOLOMOISKY

Signature: /s/ Igor Kolomoisky	Witness: /s/ Larissa Chertok
Name: Igor Kolomoisky	Name: Larissa Chertok
Date: 24.08.2007	Title:
Date: 24.08.2007

EXECUTED AND DELIVERED AS A DEED by CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Signature: /s/ Michael Garin	Witness:
Name: Michael Garin	Name:
Title: Chief Executive Officer	Title:
Date: 24/08/07	Date:

Schedule 1

Closing Notice

To: Central European Media Enterprises Ltd. ("CME Ltd.")

Date: ______ __, 2007

Dear Sirs:

With reference to the Subscription Agreement, dated August 24, 2007 (the "Subscription Agreement"), between CME Ltd. and myself, I hereby certify that the Conditions Precedent are satisfied in accordance with Clause 9 of the Subscription Agreement, and I am ready to proceed with the Closing.  In accordance with the Subscription Agreement, the Closing will take place on [date five Business Days after the date of this Closing Notice], and on such date I will:

•	deliver to you each of the documents referred to in Clause 3.3 of the Subscription Agreement; and

•	transfer the Share Consideration in the amount of US$110,000,000 to CME Ltd. in immediately available funds at the account previously designated by you.

Yours faithfully,

Igor Kolomoisky

Schedule 2

Kolomoisky Closing Certificate

To: Central European Media Enterprises Ltd. ("CME Ltd.")

Date:______ __, 2007

Dear Sirs:

This certificate is provided in connection with and pursuant to the Subscription Agreement, dated August 24, 2007 (the "Subscription Agreement"), between CME Ltd. and myself.  Terms not defined herein have the meanings set forth in the Subscription Agreement.  Pursuant to the Subscription Agreement, I hereby certify as follows:

1.	Each of the Conditions Precedent have been satisfied in accordance with Clause 9 of the Subscription Agreement.

2.
Kolomoisky and his Affiliates have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by such Persons on or prior to the date hereof pursuant to the Subscription Agreement.

3.
All of the representations and warranties of Kolomoisky contained in the Subscription Agreement were true and correct in all material respects when given and remain true and correct in all material respects on and as of the date hereof.

4.	This certificate is irrevocable.

5.
The provisions of Clauses4 (Representations and Warranties of Kolomoisky), 12 (Confidentiality), 13 (Assignment) and 14 (Miscellaneous) of the Subscription Agreement are repeated herein mutatis mutandis.

6.	This certificate is governed by and shall be construed in accordance with English law.

Yours faithfully,

Igor Kolomoisky

Schedule 3

Anti-Money Laundering Identification Verification

Please provide:

(a)	name(s) used;

(b)	current permanent address including postcode;

(c)	date of birth;

(d)	a certified copy of your current passport (or national identity card); and

(e)	a copy of a recent utility bill at your place of residence.

Schedule 4

Registration Rights Agreement

Schedule 5

Resignation Letter

Date: _____________

To: Central European Media Enterprises Ltd. ("CME Ltd.")

Dear Sirs:

I hereby resign as a member of the Board of Directors of CME Ltd., effective as of the date first written above.

Yours faithfully,

Igor Kolomoisky